                                                                    EXHIBIT 99.1


                               JOINT NEWS RELEASE

Kerr-McGee Corporation                                     Oryx Energy Company


          Kerr-McGee and Oryx Energy Announce $4 Billion Stock Merger




     . Creates fourth largest independent exploration and production company with approximately 1 BBOE proved reserves and combined LTM discretionary cash flow of approximately $1 billion

     .    Combined enterprise value of approximately $6 billion

     .    Complementary assets; particularly in the Gulf of Mexico and North
          Sea

     . Significant cost savings/synergies in excess of $100 million annually

     . Accretive to earnings and cash flow beginning in 1999 and thereafter

     . Size, financial strength and diversity of operations provide platform to pursue significant internal and external growth



     OKLAHOMA CITY (Oct. 15, 1998) - Kerr-McGee Corp. (NYSE: KMG) and Oryx Energy Company (NYSE: ORX) today announced a strategic merger that will create America's fourth largest independent oil and gas exploration and production company, complemented by a world-class titanium dioxide pigment operation. The company, to be called Kerr-McGee Corporation, will be headquartered in Oklahoma City and have a worldwide workforce of approximately 4,400 employees.

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

     The board of each company has unanimously approved the transaction and recommends the merger. Each Oryx shareholder will receive .369 newly issued shares of Kerr-McGee common stock for each Oryx common share, resulting in an equity split of approximately 55% Kerr-McGee and 45% Oryx. The transaction is intended to be accounted for as a pooling of interests and to be tax-free to Oryx's shareholders.

     The companies expect synergies and cost savings in excess of $100 million annually, the majority of which will be realized by year-end 1999. The transaction is expected to be accretive to earnings and cash flow in 1999 and thereafter, excluding one-time costs associated with the transaction.

     "This strategic merger creates value for both Kerr-McGee and Oryx shareholders," said Luke R. Corbett, Kerr-McGee chairman and chief executive officer. "The companies have complementary skill sets and assets, particularly in the Gulf of Mexico and the North Sea. Kerr-McGee brings a strong balance sheet, exploration and exploitation opportunities and development expertise, and Oryx brings a significant inventory of exploration prospects and technical expertise, particularly in the deepwater area of the Gulf."

     Robert L. Keiser, chairman and chief executive officer of Oryx, commented, "The combination of these two companies is an ideal business and cultural fit. The financial strength provided by this merger will allow us to pursue opportunities worldwide, take advantage of our complimentary capabilities and further enhance shareholder value. This combination of assets and people will truly provide exciting opportunities for further growth in the 21st century."

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

     Upon completion of the merger, Corbett will become chief executive of the combined company and Keiser will become chairman. Corbett and Keiser will co-chair the transition effort to integrate the operations. In addition to Mr. Keiser, four outside Oryx directors will join the Kerr-McGee Board, increasing its size to 14.

     Other executive officers of the combined company will include Tom J. McDaniel, vice chairman and a member of the board of directors; John C. Linehan, executive vice president and chief financial officer; and Russell G. Horner, senior vice president, general counsel and secretary. Jerry W. Box, president and chief operating officer of Oryx, has chosen to seek other employment opportunities.

     "Kerr-McGee appreciates the Oryx exploration team and their successful track record," added Corbett. "Part of our optimism about the future of the combined company stems from the fact that the talented exploration team from Oryx will have a major role in improving production replacement rates and finding and development costs of the new company."

     The transaction is subject to shareholder approvals, expiration of the Hart-Scott-Rodino waiting period and other customary closing conditions and regulatory approvals. Completion of the transaction is anticipated in the first quarter of 1999.

     Lehman Brothers Inc. is serving as financial advisor to Kerr-McGee. Goldman, Sachs & Co. is serving as financial advisor to Oryx.

     The issuance of Kerr-McGee stock in the merger will be made only by means of a prospectus.

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

                                     # # #



Safe Harbor Language on Forward Looking Statements:

Certain statements contained in this press release, particularly those regarding synergies, performance and costs, depend on certain events, risks and uncertainties that may be outside of the companies' control. Additional information concerning factors that could cause actual results of differ materially from the forward looking statements are discussed in the companies' Form 10-K reports filed with the Securities and Exchange Commission.


CONTACTS:              Kerr-McGee Corporation          Oryx Energy Company
                       Debbie Schramm                  John O'Keefe
                       405-270-2877                    972-715-3777

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

Profile

Kerr-McGee Corporation is a global energy and chemical company with assets of $3.7 billion. The company's core businesses are oil and gas exploration and production and the production and marketing of titanium dioxide pigment. Founded in 1929, Kerr-McGee is based in Oklahoma City and has been listed on the New York Stock Exchange since 1956 under the ticker symbol KMG.

     Total LTM sales of $1.4 billion Total LTM DCF of $451 million Total 1998 capital budget of $550 million
     Current annual dividend of $1.80 per share


     Exploration & Production
     -- Worldwide net production of 78 thousand barrels of oil per day and 277 million cubic feet of gas per day
     -- Worldwide proved reserves of 367 MMBOE (including reserves recently acquired from Gulf Canada and the equity share of the reserves of Devon Energy Corp.)
     -- Net undeveloped lease holdings of 10.1 million acres -- Focused activities in seven countries (North America onshore via a 21% pro forma equity interest in Devon, US Gulf of Mexico, UK North Sea, China, Indonesia, Thailand and Yemen)


                                  1997         Net       Undeveloped
                                 Proved      2Q 1998     Acreage <F3>
                                Reserves    Production    (M-Acres)
                                 (MMBOE)     (MBOE/D)
                               ----------    ----------   ------------
North American Onshore           67 <F1>         18              153
Gulf of Mexico                   91              53              376
UK North Sea                    165 <F2>         42              705
Other International              44              11            8,851

     Total                      367             124           10,085

[FN]
<F1> Represents Kerr-McGee's equity interest in Devon pro forma for the recently announced acquisition of Northstar.
<F2> Pro forma for the acquisition of properties from Gulf Canada.
<F3> As of 6/30/98

     --   LTM sales of $523 million
     --   LTM EBITDX of $355 million
     --   1998 capital budget of $450 million

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

     Chemical - Titanium Dioxide Pigment
     --   Production capacity of approximately 320,000 metric tons annually
     --   Currently expanding capacity by 27,000 metric tons
     --   5th largest worldwide producer
     --   LTM chemical sales of $832 million
     --   LTM chemical EBITDA of $176 million
     --   1998 capital budget of $93 million


Oryx Energy Fact Sheet

Profile

Oryx Energy Company explores for, produces and markets oil and natural gas in the United States, the UK North Sea, Ecuador, Australia, Algeria and Kazakhstan. Total assets exceed $2.1 billion. Oryx is based in Dallas and has been listed on the New York Stock Exchange since 1988 under the ticker symbol ORX.

     Exploration & Production
     -- Worldwide net production of 108 thousand barrels of oil per day and 397 million cubic feet of gas per day
     --   Worldwide proved reserves of 640 MMBOE
     --   Net undeveloped lease holdings of 6.5 million acres
     --   2nd largest independent holder of deepwater Gulf of Mexico blocks
     -- Operations focused in six countries (US Onshore and Gulf of Mexico, UK North Sea, Ecuador, Australia, Algeria and Kazakhstan)

                             1997          Net       Undeveloped
                            Proved       2Q 1998     Acreage <F1>
                           Reserves     Production    (M-Acres)
                           (MMBOE)       (MBOE/D)
                       --------------  ----------   --------------
US Onshore                   256               61             508
Gulf of Mexico               168               48             526
UK North Sea                 113               56             132
Other International          103                9           5,322

    Total                    640              174           6,488


<F1> As of 6/30/98

     --   LTM sales of $1 billion
     --   LTM DCF of $542 million
     --   1998 capital budget of $500 million

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

    Combined Company Fact Sheet

     --   Equity market capitalization of approximately $4 billion
     --   Total enterprise value of approximately $6 billion
     --   Combined LTM discretionary cash flow of approximately $1 billion
     --   Worldwide proved reserves of approximately 1 BBOE
     --   Worldwide net production of approximately 300 MBOE/D
     --   Net undeveloped lease holdings of 16.6 million acres
     --   4th largest independent oil and gas producer
     --   3rd largest independent producer in the Gulf of Mexico
     --   Largest U.S. independent producer in the UK North Sea
     --   Largest independent holder of deepwater blocks in the Gulf of Mexico
     --   Kerr-McGee annual dividend of $1.80 per share

                                        KMG          ORX      Combined
                                     ----------  ----------   ----------
2Q-1998 Production (MBOE/D)              124         174          298
Net undeveloped acreage(M-Acres)      10,085       6,488       16,573
LTM DCF ($MM) <F1>                      $451        $542         $993
1998 Capital Budget ($MM) <F1>          $550        $500       $1,050

1997 Proved Reserves (MMBOE): <F2>
North American Onshore                    67         256          323
Gulf of Mexico                            91         168          259
UK North Sea                             165         113          278
Other International                       44         103          147
     Total                               367         640        1,007

<F1> Pro forma for the divestiture of Kerr-McGee's coal operations.
<F2> Kerr-McGee pro forma reserves include equity share of Devon and
     Gulf Canada acquisition.

     Transaction Summary

     Exchange Ratio:  .369 Kerr-McGee shares for each current Oryx share

     Resulting Equity Split: Current Kerr-McGee shareholders: approximately. Current Oryx shareholders: approximately 45%

     Newly Issued Shares: Approximately 39 million shares of Kerr-McGee Common Stock (Brings total shares outstanding to approximately 86 million)

     Merged Company Name:  Kerr-McGee Corporation

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

     Stock Exchange Listing:   NYSE - Ticker KMG

     Principal Offices:  Oklahoma City - Headquarters
                         Houston - Exploration & Production

     Accounting Treatment:  Pooling of Interests

     Oryx Tax Impact:  Expected to be tax free to Oryx shareholders

     Oryx Convertible Debentures: The existing Oryx 7-1/2% Convertible Debentures due 2014 shall become the obligation of Kerr-McGee and shall become convertible into shares of Kerr-McGee common stock at a conversion rate adjusted to reflect the Exchange Ratio.

     Merger Agreement:

     Conditions
     The conditions to the implementation of the Merger include shareholder approvals, expiration of the Hart-Scott-Rodino waiting period and receipt of certain regulatory approvals.

    Termination
    The agreement provides for termination fees to be paid upon the occurrence of certain events and for the granting of cross options between the parties.

    Defined Terms
    BOE: Barrel of oil equivalent: 6,000 cubic feet of gas:1 barrel of oil
    BBOE:  Billion barrels of oil equivalent
    EBITDA: Earnings before interest, taxes, depreciation and amortization
    EBITDX: Earnings before interest, taxes, depreciation, amortization and exploration expense
    Discretionary Cash Flow (DCF): Cash flow from operations plus cash exploration expense
    LTM:  Last twelve months
    MBOE/D:  Thousands of barrels of oil equivalent per day
    MMBOE:  Millions of barrels of oil equivalent

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